Exhibit 99.1

SoundThinking, Inc. Reports Second Quarter 2026 Financial Results

Company Revises FY 2026 Revenue Guidance Range to $99.0 Million to $100.0 Million Compared to Previous Guidance of $109.0 Million to $111.0 Million and Revises FY 2026 Adjusted EBITDA Margin Guidance Range to 8% to 9% Compared to Previous Guidance of 16% to 18%

Company Revises Expectation for ARR1 to Increase from $95.4 Million at the Beginning of 2026 to Over $100.0 Million at the Beginning of 2027 Compared to Previous Expectation of $110.0 Million

FREMONT, CA – August 13, 2026 – SoundThinking, Inc. (Nasdaq: SSTI), a leading public safety technology company, today reported financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Financial and Operational Highlights

•
Revenues decreased 8% to $23.9 million, compared to $25.9 million for the same quarter of 2025.
•
Gross profit decreased 16% to $11.5 million (48% of revenues), compared to $13.8 million (53% of revenues) for the same quarter of 2025.
•
GAAP net loss totaled $4.8 million, compared to GAAP net loss of $3.1 million for the same quarter of 2025.
•
Adjusted EBITDA1 totaled $1.2 million (5% of revenues), compared to $3.4 million (13% of revenues) for the same quarter of 2025.
•
Went “live” in one new city and expanded with three existing customers.

1 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net loss and more information about Annual Recurring Revenue (ARR).

Management Commentary

“While our second quarter results were below our expectations, we continue to believe the underlying health of the business remains strong,” said President and CEO Ralph Clark. “Demand for our solutions continues to expand through new deployments and customer expansions, as customers look to consolidate critical public safety and security workflows onto a single platform.”

“At the same time, we are updating our full-year outlook to reflect the timing and pace of several opportunities, as well as a more challenging macro and procurement environment. We now expect full-year 2026 revenue of $99.0 million to $100.0 million, Adjusted EBITDA margin of 8% to 9%, and ARR of over $100.0 million entering 2027.”

“We remain encouraged by our long-term growth opportunities across public safety and commercial security. Our investments across our technology platform, AI capabilities, go-to-market organization and expanding product portfolio are creating opportunities to deepen customer relationships and expand wallet share over time. We are seeing steady momentum across drone-as-first-responder deployments, SafetySmart Field Agent and SafePointe, where our healthcare pipeline continues to build. Combined with our workforce and business optimization initiatives, these efforts are designed to improve operating leverage, expand profitability and create long-term shareholder value as we convert our pipeline into ARR growth.”

Second Quarter 2026 Financial Results

Revenues for the second quarter of 2026 were $23.9 million, compared to $25.9 million for the same quarter of 2025. The decrease in revenues was primarily attributable to a reduction in revenue of approximately $2.2 million resulting from the non-renewal or delays of renewals of our contracts with multiple customers, as well as $0.9 million of other reductions primarily related to a reduction of catch-up revenue from various customers. This decrease was partially offset by $1.1 million in new bookings and expansions with existing customers.

Gross profit for the second quarter of 2026 was $11.5 million (48% of revenues), compared to $13.8 million (53% of revenues) for the same period in 2025 reflecting lower revenue volume including lower catch-up revenue and an increase in information technology and facility costs.

Total operating expenses for the second quarter of 2026 were $16.2 million, compared to $16.7 million for the same period in 2025. The decrease was primarily due to reduced sales and marketing expenses, partially offset by increased AI research and development investments and restructuring and related charges related to the workforce and business optimization initiatives we announced earlier this year and increased legal expenses.

Net loss for the second quarter of 2026 totaled $4.8 million or $(0.37) per basic and diluted share (based on 13.1 million basic and diluted weighted-average shares outstanding), compared to net loss of $3.1 million or $(0.24) per basic and diluted share (based on 12.7 million basic and diluted weighted-average shares outstanding), for the same period in 2025.

Adjusted EBITDA for the second quarter of 2026 totaled $1.2 million, compared to $3.4 million in the same period last year.

At quarter end, the company had $6.4 million in cash and cash equivalents, $24.5 million in accounts receivable and contract assets, net, $36 million in deferred revenue, $4.0 million in debt and approximately $36.0 million available on its credit facility.

Financial Outlook

The company revised its full-year 2026 revenue guidance range to $99.0 million to $100.0 million compared to previous guidance of $109.0 million to $111.0 million. The company also revised its full-year 2026 Adjusted EBITDA margin guidance range to 8% to 9% compared to previous guidance of 16% to 18%. The company also revised its expectation for ARR to increase from $95.4 million at the beginning of 2026 to over $100.0 million compared to previous guidance of $110.0 million at the start of 2027.

“Given our softer-than-expected first-half results and the timing of certain customer and procurement decisions, we believe it is prudent to revise our 2026 outlook while remaining focused on disciplined execution,” added Mr. Clark. “While the near-term environment has become more challenging, our confidence in the strength of our recurring revenue base, expanding SafetySmart adoption, and long-term growth opportunity remains unchanged. We expect continued cross-sell activity, new deployments, and approximately $4 million of annualized savings from workforce and business optimization initiatives that became effective at the start of the second quarter of 2026 to support improving operational efficiency and a stronger foundation for sustainable, profitable growth. While we continue to monitor the Chicago procurement process, our long-term growth strategy and financial targets are not dependent on that opportunity.”

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below. The company has not reconciled its Adjusted EBITDA outlook to GAAP net loss due to the uncertainty and variability of interest income (expense), income taxes, depreciation, amortization and impairment, restructuring and related expenses and stock-based compensation expenses, which are reconciling items between Adjusted EBITDA and GAAP net loss. Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net loss is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net loss. For more information, see “Non-GAAP Financial Measures and Key Business Metrics” below.

Conference Call

SoundThinking will hold a conference call today August 13, 2026 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

SoundThinking management will host the presentation, followed by a question-and-answer period. Those wishing to participate via webcast should access the call through SoundThinking’s Investor Relations website at https://ir.soundthinking.com/. Those wishing to participate via telephone may dial in at 1-877-407-8029 (USA) or 1-201-689-8029 (International). The replay will be available via webcast through SoundThinking’s Investor Relations website.

Non-GAAP Financial Measures and Key Business Metrics

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, restructuring and related expense and stock-based compensation expense. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

SoundThinking believes Adjusted EBITDA also provides useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net loss, or its other GAAP financial results.

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
GAAP net loss	$(4,751)	$(3,120)	$(11,756)	$(4,604)
Less:
Interest expense, net	(4)	20	(28)	32
Income taxes	33	86	62	186
Depreciation, amortization and impairment	2,532	2,534	5,372	5,041
Stock-based compensation expense	2,440	3,841	4,919	7,245
Restructuring and related expense	903	—	2,489	—
Adjusted EBITDA	$1,153	$3,361	$1,058	$7,900

Annual Recurring Revenue (ARR): ARR is calculated for a year based on the expected GAAP revenue for the year from contracts that are in effect on January 1st of such year, assuming all such contracts that are due for renewal during the year renew as expected on or near their renewal date, and including contracts executed during the year after January 1st, but for which GAAP revenue recognition starts January 1st of the year. ARR is used by management internally to provide a clearer picture of its sustainable revenue base. SoundThinking believes ARR provides useful information to investors and others in understanding and evaluating growth of its recurring services because recurring revenue is particularly relevant for businesses operating under a subscription model, where customer retention and contract renewals play a significant role in long-term financial performance.

Forward-Looking Statements

This press release and earnings call referencing this press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the company’s guidance for revenue and Adjusted EBITDA for 2026, the company's expectations for the increase in its ARR, its long-term financial targets, the company’s growth opportunities ahead, ability to drive profitable growth and build upon existing contracts and partnerships, including in the United States and internationally, the company’s expectation of annualized savings from its workforce and business optimization, the company’s expectations for meaningful operating leverage, operating momentum, sales pipeline, the outcome of the Chicago gunshot detection RFP process and expanding adoption of the company’s solutions, including continued cross-sell activity and new deployments. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to enter into new contracts or renew its contracts with key customers and the timing of such entry or renewal; the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines and through expansion into new vertical markets; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the company’s ability to maintain and enhance its brand; and the company’s ability to address the business and other impacts and uncertainties associated with macroeconomic factors, including tariffs and trade measures, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this press release and the earnings call referencing this press release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI- and data-driven solutions for law enforcement, civic leadership, and security professionals. SoundThinking is trusted by more than 300 customers and has worked with approximately 2,100 agencies to drive more efficient, effective, and equitable public safety outcomes. The company’s SafetySmartTM platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracerTM, the leading law enforcement search engine; CaseBuilderTM, a one-stop investigation management system; ResourceRouterTM, software that directs patrol and community anti-violence resources to help maximize their impact; PlateRanger powered by Rekor, a leading ALPR solution; Field Agent, an AI layer that transforms public safety data into actionable intelligence; and SafePointe®, an AI-based weapons detection system. SoundThinking has been designated a Great Place to Work® company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Ankit Hira

Solebury Strategic Communications for SoundThinking, Inc.

+1 (203) 546 0444

SSTI@soleburystrat.com

SoundThinking, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$23,889	$25,889	$48,067	$54,238
Costs
Cost of revenues	12,249	12,058	24,732	23,776
Impairment of property and equipment	105	36	540	73
Total costs	12,354	12,094	25,272	23,849
Gross profit	11,535	13,795	22,795	30,389

Operating expenses
Sales and marketing	5,907	6,525	12,407	13,784
Research and development	3,991	3,746	8,396	7,811
General and administrative	6,291	6,467	12,967	12,941
Restructuring expense	—	—	535	—
Total operating expenses	16,189	16,738	34,305	34,536
Operating loss	(4,654)	(2,943)	(11,510)	(4,147)
Other expense, net
Interest income (expense), net	4	(20)	28	(32)
Other expense, net	(68)	(71)	(212)	(239)
Total other expense, net	(64)	(91)	(184)	(271)
Loss before income taxes	(4,718)	(3,034)	(11,694)	(4,418)
Provision for income taxes	33	86	62	186
Net loss	$(4,751)	$(3,120)	$(11,756)	$(4,604)
Net loss per share, basic and diluted	$(0.37)	$(0.24)	$(0.91)	$(0.36)
Weighted-average shares used in computing net loss per share, basic and diluted	13,106,795	12,712,191	12,941,651	12,680,456

SoundThinking, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$6,410	$15,797
Accounts receivable and contract assets, net	24,475	28,570
Prepaid expenses and other current assets	4,137	4,225
Total current assets	35,022	48,592
Property and equipment, net	17,515	18,816
Operating lease right-of-use assets	1,459	1,904
Goodwill	34,213	34,213
Intangible assets, net	27,417	29,335
Other assets	2,533	2,894
Total assets	$118,159	$135,754
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,883	$3,789
Accrued expenses and other current liabilities	7,566	9,578
Line of credit	4,000	4,000
Deferred revenue, short-term	33,162	40,035
Total current liabilities	47,611	57,402
Deferred revenue, long-term	2,876	3,845
Deferred tax liability	1,417	1,359
Operating lease liabilities, net of current portion	703	976
Total liabilities	52,607	63,582
Stockholders' equity
Common stock: $0.005 par value; 500,000,000 shares authorized; 13,163,796 and 12,825,960 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	65	64
Additional paid-in capital	191,270	186,115
Accumulated deficit	(125,474)	(113,718)
Accumulated other comprehensive loss	(309)	(289)
Total stockholders' equity	65,552	72,172
Total liabilities and stockholders' equity	$118,159	$135,754